South Jersey Industries
1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000

                    Notice of Annual Meeting of Shareholders
                                 April 21, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey, on Thursday, April 21, 2005, at 10:00 a.m., Eastern Time, for the following purposes:
                  1. To elect three Class I directors to serve on the Board of Directors until the 2008 annual meeting of shareholders.
                  2. To approve a proposal to amend our Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 20,000,000 shares to 60,000,000 shares to among others things permit a split.
                  3. To approve an amendment and restatement of our 1997 Stock-Based Compensation Plan to, among other things, increase the number of shares authorized under the plan, extend its term and permit non-employee directors to participate in the plan.
                  4. To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2005. 5. To transact such other business that may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 25, 2005 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Accordingly, only shareholders of record on that date are entitled to notice of and to vote at the meeting.
     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

                       By Order of the Board of Directors,
                       Richard H. Walker, Jr.
                       Vice President, Corporate Counsel & Corporate Secretary

Folsom, NJ
March 18, 2005

YOUR VOTE IS IMPORTANT.
PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza, Folsom, New Jersey 08037

                                      -1-
PROXY STATEMENT

     This statement is furnished on behalf of the Board of Directors of South Jersey Industries, Inc. to solicit proxies for use at its 2005 Annual Meeting of Shareholders. The meeting is scheduled for Thursday, April 21, 2005, at 10:00 a.m. at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey. The approximate date proxy materials will be sent to shareholders is March 18, 2005.

Proxy Solicitation
------------------
     The Company bears the cost of this solicitation, which is primarily made by mail. However, the Secretary or employees of the Company may solicit proxies by phone, telegram, fax, e-mail or in person, but such persons will not be separately compensated for such services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

Record Date
-----------
     Only shareholders of record at the close of business on February 25, 2005 may vote at the meeting. On that date, the Company had 13,887,257 shares of Common Stock outstanding. Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required
------------------------
     A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Directors are elected by a plurality vote of all votes cast at the meeting. Approval of the amendment to the certificate of incorporation requires a majority vote of the shares held by all holders of shares entitled to vote. All other matters that come before the meeting require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation
--------------------------------
     Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted in accordance with those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting's secretary in writing prior to the voting of the proxy. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

                                   PROPOSAL 1

DIRECTOR ELECTIONS

     At the Annual Meeting, three Class I directors are to be elected to the Board of Directors to hold office for a three-year term. The persons listed below have been nominated by the Board, and unless otherwise instructed, proxy votes will be cast for such persons as directors: Charles Biscieglia, Keith S. Campbell and W. Cary Edwards. The Board of Directors currently consists of eleven members. All of the nominees previously have been elected by the Company's shareholders and are currently serving as directors. While we do not anticipate that, if elected, any of the nominees will be unable to serve, if any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card will vote for the election of such other person as the Board of Directors may recommend.

NOMINEES _______________________________________________________________________
Class I
Term Expires in 2008


Charles Biscieglia has been a director since 1998. Age 60. Chairman of the Executive Committee, member of the Environmental Committee and the Management Development Committee. Chairman of the Board (January 31, 2004 to date); Chairman and Chief Executive Officer (2000 - January 31, 2004), President and Chief Executive Officer (1998 - 2004) of the Company and South Jersey Gas Company. Vice President (1997-1998) of the Company and Executive Vice President and Chief Operating Officer (1991-1998) of South Jersey Gas Company; director, American Gas Association, Washington, DC; Chairman-Elect, Board of Trustees, Shore Memorial Hospital, Somers Point, NJ; President, Board of Directors, United Way of Atlantic County, NJ; director, South Jersey Gas Company.

     Keith S. Campbell has been a director since 2000. Age 50. Member of the Environmental Committee, the Nominating and Governance Committee and the Management Development Committee. Chairman of the Board, Mannington Mills, Inc., Salem, NJ, a leading manufacturer of hard and soft surface flooring (1995 to date); trustee, Rowan University, Glassboro, NJ; director, Skytop Lodge, Inc.; director, South Jersey Energy Company.

     W. Cary Edwards has been a director since September 1993 and was also a director from April 1990 - January 1993. Age 60. Member of the Environmental Committee, the Executive Committee, the Management Development Committee, Chairman of the Compensation/Pension Committee. Chairman, New Jersey State Commission on Investigation (1997 to date); Senior Attorney, Edwards & Caldwell, LLC (1993 to date); Of Counsel (1993) and New Jersey Managing Partner (1990 -
1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 - 1989); Chief Legal Counsel - Governor of New Jersey (1982 - 1986); trustee, Monmouth University (1991 to date); Chairman and Director, South Jersey Sanitation, Inc. (2003 to date); director, South Jersey Energy Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES

DIRECTORS CONTINUING IN OFFICE
Class II
Term Expires in 2006

     Shirli M. Billings, Ph.D. has been a director since 1983. Age 64. Member of the Executive Committee, the Compensation/Pension Committee, the Management Development Committee and Chairman of the Nominating and Governance Committee. President, Billings-Vioni Management Associates, New Albany, OH, a human resource consulting firm (2001 to date); President, Leadership Learning Academy, Lakeland, FL, a human resource development agency (1999 - 2001); Superintendent of Schools, Oberlin, OH (1994 - 1997); Vice President, Human Resource Development, Honeywell, Inc., Minneapolis, MN (1985-1990); trustee, Scholarship America, Saint Peter, MN.; director, South Jersey Gas Company.

     Thomas A. Bracken has been a director since 2004. Age 57. Member of Audit and Compensation/Pension Committees. President and CEO of Sun Bancorp, Inc. and its wholly-owned subsidiary Sun National Bancorp, Inc., Vineland, NJ (2001 to date); Executive Vice President, Head of Commercial and Governmental Banking for New Jersey, New York and Connecticut, First Union Bank, (1998 - 2000); Executive Director Public Sector Group, First Union Bank, (2000 - 2001); Chairman, Economic Development Corporation of Trenton, Trenton, NJ; Vice Chairman, New Jersey Chamber of Commerce; director, New Jersey Bankers Association; chairman, Finance Committee, New Jersey Cancer Institute; director, New Jersey Alliance for Action; director, New Jersey Network; chairman, Keep New Jersey Moving Coalition; director South Jersey Energy Company.

     Sheila Hartnett-Devlin, CFA has been a director since 1999. Age 46. Member of the Audit Committee, the Compensation/Pension Committee and the Nominating and Governance Committee. Formerly Executive Vice President (1997 - January 17,
2004), Senior Vice President (1991 - 1997), Vice President (1985 - 1991), Chair, Global Investment Committee (1996 - January 17, 2004), Member, Investment Policy Committee (1995 - January 17, 2004), Fiduciary Trust Company International, New York, NY; member, New York Society of Security Analysts; director, Mercy Investment Program, Inc. (January 2005 to date); director, South Jersey Gas Company.

     Frederick R. Raring has been a director since 1995. Age 67. Member of the Executive Committee, the Audit Committee, the Nominating and Governance Committee and Chairman of the Environmental Committee. President, Seashore Supply Company, Ocean City, NJ, a distributor of plumbing and heating supplies and materials (1990 to date); director, South Jersey Gas Company.

Class III
Term Expires in 2007

     Helen R. Bosley, CFA has been a director since 2004. Age 57.
Member of the Audit and Compensation/Pension Committees. President, Corporate Financial Management, Inc., a financial management and insurance consulting firm, Yardley, PA (1990 to date); President, TBN Agency, Inc., Yardley, PA; trustee, Abington Memorial Foundation, Abington, PA; member, Financial Analysts of Philadelphia, Philadelphia, PA; Chair, Investment Committee, Girl Scouts of Southeastern PA, Miquon, PA; director, South Jersey Energy Company.

     Edward J. Graham has been a director since 2004. Age 47. Member of the Executive, Environmental and Management Development Committees. President and Chief Executive Officer of the Company and South Jersey Gas Company (February 1, 2004 to date); President and Chief Operating Officer (2003 - January 31, 2004) and President (2003 to date), South Jersey Gas Company; President (2000 - 2003), South Jersey Energy Company; Vice President of the Company (2000 - 2001); Senior Vice President, Energy Management, South Jersey Gas Company (1998 - 2000); director, New Jersey State Chamber of Commerce, Trenton, NJ; member, Leadership Council, American Gas Association, Washington, DC; director, New Jersey Utilities Association, Trenton, NJ; vice chairman and treasurer, Rowan University Foundation, Glassboro, NJ; member, South Jersey Health System Foundation Board, Vineland, NJ; director, South Jersey Gas Company.

     Ambassador William J. Hughes has been a director since 2002. Age 72. Member of the Audit Committee and the Nominating and Governance Committee. Of Counsel, law firm of Riker, Danzig, Scherer, Hyland & Perretti, LLP (2000 to date), Morristown and Trenton, NJ; Visiting Distinguished Scholar of Public Policy, The Richard Stockton College of New Jersey (1999 to date), Pomona, NJ; Visiting Professor, Rutgers, The State University of New Jersey (1999 to 2003), New Brunswick, NJ; United States Ambassador to the Republic of Panama (1995 - 1998); Member, United States House of Representatives (1975 - 1995); director, South Jersey Gas Company.

     Herman D. James, Ph.D. has been a director since 1990. Age 61. Member of the Compensation/Pension Committee, the Executive Committee, the Management Development Committee and Chairman of the Audit Committee. Distinguished Professor, Rowan University (1998 to date), President, Rowan University (1984 -
1998), Glassboro, NJ; director, American Association of State Colleges and Universities, (1994 - 1998), Washington, DC; director, New Jersey State Chamber of Commerce (1992 - 1998), Trenton, NJ; director, South Jersey Energy Company.

SECURITY OWNERSHIP
_______________________________________________________________________________

Directors and Management
------------------------
The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 17, 2005, of (a) each continuing director and nominee for director, (b) our chief executive officer and the four other most highly compensated executive officers during 2004 (collectively, the "Named Executives") and (c) all of the directors and executive officers of the Company as a group.

                                      Number of Shares
                                     of Common Stock (1)       Percent of  Class
--------------------------------------------------------------------------------
     Shirli M. Billings.......................8,421 (2)                 *
     Charles Biscieglia......................41,802 (2)                 *
     Helen R. Bosley..........................1,028 (2)                 *
     Thomas A. Bracken..........................489 (2)                 *
     Keith S. Campbell........................1,249 (2)                 *
     W. Cary Edwards..........................4,734 (2)                 *
     Edward J. Graham........................22,877                     *

     Sheila Hartnett-Devlin...................7,407 (2)                 *
     William J. Hughes........................2,065 (2)                 *
     Herman D. James..........................5,803 (2)                 *
     Frederick R. Raring.....................27,663 (2)                 *
     Richard J. Jackson......................15,284                     *
     David A. Kindlick.......................26,758                     *
     Albert V. Ruggiero......................14,909                     *
     Richard H. Walker, Jr....................6,914                     *

     All continuing directors,
     nominees for director and executive
     officers as a group (19 persons).......200,964                   1.4%
--------------------------------------------------------------------------------
         * Less than 1%.
Notes:

(1) Based on information furnished by the Company's directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.
(2) Includes shares awarded to each director under a Restricted Stock Program for Directors. Restricted stock owners have the power to vote shares but no investment power with respect to the shares until the restrictions lapse.

Stock Ownership Requirements
----------------------------
The Board of Directors believes that significant ownership of Company Common Stock better aligns the interests of management of the Company and its principal subsidiaries with that of the Company's shareholders. Therefore, in 2001 the Board of Directors enacted the following stock ownership requirements for officers and directors:

     * The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;

     * Other executive officers are required to own shares of Company Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

     * Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;

     * Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

     * Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the then current value of the Board's annual cash retainer. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------
     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and executive officers are required to file reports with the Securities and Exchange Commission relating to their ownership of and transactions in the Company's Common Stock. Charles Biscieglia, a director of the Company, inadvertently filed late two Form 4 filings in 2004. Each filing was filed four days after the required filing date. Based on our records and other information, the Company believes that all other Section 16(a) filing requirements were met for 2004.

Security Ownership of Certain Beneficial Owners
-----------------------------------------------
     The following table sets forth certain information, as of February 17, 2005, as to each person known to the Company, based on filings with the Securities and Exchange Commission, who beneficially owns 5% or more of the Common Stock. Based on filings made with the SEC, the shareholder named below has sole voting and investment power with respect to such shares.

   Name and Address of                   Shares
    Beneficial Owner                Beneficially Owned        Percent of  Class
-------------------------------     ------------------        ------------------
Dimensional Fund Advisors, Inc.         1,014,721                    7.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1005

THE BOARD OF DIRECTORS _________________________________________________________

Corporate Governance
--------------------
Independence of Directors

     The Board has adopted Corporate Governance Guidelines that require the Board to be composed of a majority of directors who are "independent directors" as defined by the rules of the New York Stock Exchange. No director will be considered "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. When making "independence" determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As a part of its Corporate Governance Guidelines, the Board had established the policy that Board members may not serve on more than four other boards of publicly traded companies.

     Of all of the non-employee directors, three current directors, Messers. Biscieglia, Campbell and Bracken, have business relationships which warrant closer consideration of the independence rules. Mr. Biscieglia, in addition to having served as President and Chief Executive Officer until January 31, 2004, also has a consulting agreement. Consequently, he is not considered independent. Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from subsidiaries of the Company. Commencing January 2004, as a result of winning a competitive bid, another subsidiary of the Company owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc. Mr. Bracken is President of Sun National Bancorp, Inc., which provides a $10 million line of credit for the Company and its subsidiaries, a $10 million letter of credit for the Company and a bank account for another subsidiary of the Company. The Board has determined that Messrs. Campbell and Bracken, as well as Billings, Bosley, Edwards, Hartnett-Devlin, Hughes, James and Raring constituting all of the other non-employee directors with the exception of Mr. Biscieglia, meet the New York Stock Exchange standards and our own standards set forth above for independance and are, therefore, considered to be independent directors. Accordingly, during 2004, nine of the eleven directors of the Company were considered to be "independent."

Codes of Conduct

     The Company has adopted codes of conduct for all employees, officers and directors, which include the code of ethics for our principal executive, our principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Additionally, the Company has established a hotline and website for employees to anonymously report suspected violations.

     A copy of the codes of ethics are available on the Company's website at www.sjindustries.com under the heading "Investor Relations". Copies of are codes of conduct are also available at not cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Corporate Secretary.

Communication with Directors

     The independent directors of the Board met two times during 2004. Topics of these independent sessions included CEO performance and compensation and a briefing by the external auditors. Meetings of the independent directors are chaired by the independent director Chairman of each of the Board's Audit, Compensation/Pension or Nominating and Governance Committee. The designation of chairman is determined in accordance with the principal items to be considered at the meeting and which committee has responsibility for such matters. Experience has shown that this procedure, which has been the Board's practice, has been effective in providing independent leadership. You may communicate with the chairmen of the Audit, Compensation/Pension and Nomination and Governance Committees by sending an e-mail to auditchair@sjindustries.com, compchair@sjindustries.com or nomgovchair@sjindustries.com, respectively, or you may communicate with our outside independent directors as a group by sending an e-mail to sjidirectors@sjindustries.com. The charters and scope of responsibility for each of the Company's committees can be found on the Company's website at www.sjindustries.com. You may also address any correspondence to the chairmen of the committees or the outside directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Meetings of the Board of Directors and its Committees
-----------------------------------------------------
     The Board of Directors met seven times in 2004. Each director attended 75% or more of the total number of meetings of the Board of Directors and the meetings of the committees of the Board on which he or she served. All of our directors attended the 2004 Annual Meeting of Shareholders. Clarence McCormick completed twenty-five years of service to the Company and did not stand for re-election. The Company wishes to thank Mr. McCormick for his valued service. During 2004, each of the directors of the Company also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, Marina Energy, LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc. and R&T Group, Inc., all of which are direct subsidiaries of the Company.

     There are six standing committees of the Board: the Audit Committee; the Compensation/Pension Committee; the Environmental Committee; the Executive Committee; the Nominating and Governance Committee; and the Management Development Committee.

Audit Committee

     The Audit Committee of the Board of Directors, which met eight times during 2004, is comprised of six "independent" directors as that term is defined in the rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange: Dr. Herman D. James, Chairman; Helen
R. Bosley; Thomas A. Bracken; Sheila Hartnett-Devlin; William J. Hughes; and Frederick R. Raring. The Board has determined that no member of the Audit Committee has a material relationship that would jeopardize such member's ability to exercise independent judgment. In January 2005, the Board of Directors designated Ms. Hartnett-Devlin, Helen R. Bosley and Thomas A. Bracken as "audit committee financial experts" as such term is defined by applicable rules and regulations of the Securities and Exchange Commission. The Audit
Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company's independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company's internal auditors and management the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company. The Audit Committee has established policies and procedures for the engagement of the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written charter for the Audit Committee as adopted by the Company's Board of Directors.

Compensation/Pension Committee

     The Compensation/Pension Committee of the Board of Directors, which met five times during 2004, is comprised of six "independent" directors: W. Cary Edwards, Chairman; Dr. Shirli M. Billings; Helen R. Bosley; Thomas A. Bracken; Sheila Hartnett-Devlin; and Dr. Herman D. James. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange. The Compensation/Pension Committee: (1) is responsible for making grants under and otherwise administering the Company's Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company.

Nominating and Governance Committee

     The Nominating and Governance Committee of the Board of Directors, which met four times during 2004, is comprised of five directors: Dr. Shirli M. Billings, Chairman; Keith S. Campbell; Sheila Harnett-Devlin; William J. Hughes and Frederick R. Raring. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange. Among its functions, the Nominating
Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director (minimum qualifications for director candidates are provided in the Company's Corporate Guidelines available on the Company's web site at www.sjindustries.com under the heading Investor Relations and include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the needs of the Board at the time an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company's Corporate Governance Policy. The Nominating and Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted, in compliance with the Company's bylaws, in writing to the Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director.

Environmental Committee

     The Environmental Committee of the Board of Directors, which met two times during 2004, is comprised of five directors: Frederick R. Raring, Chairman; Charles Biscieglia; Keith S. Campbell; W. Cary Edwards; and Edward J. Graham. The Environmental Committee reviews and evaluates management activities with respect to environmental remediation of the Company's and its subsidiaries' current and former properties.

Executive Committee

     The Executive Committee of the Board of Directors, which met one time during 2004, is comprised of six directors: Charles Biscieglia, Chairman;
Dr. Shirli M. Billings; W. Cary Edwards; Edward J. Graham; Dr. Herman D. James and Fredrick R. Raring. The Executive Committee: (1) formulates policies to be followed in planning and conducting the business and affairs of the Company; and
(2) may act on behalf of the Board of Directors during intervals between meetings of the Board in managing the business and affairs of the Company.

Management Development Committee

     The Management Development Committee of the Board of Directors, which met two times during 2004, is comprised of six directors: Edward J. Graham, Chairman; Dr. Shirli M. Billings; Keith S. Campbell; W. Cary Edwards; Charles Biscieglia; and Dr. Herman D. James. The Management Development Committee:
(1) reviews the Company's programs and practices used to develop employees identified for leadership positions in the organization; and (2) evaluates training and educational programs to assure that they reflect current and emerging workplace, industry and general business issues.

Compensation of Directors

     In 2003, a study of non-employee director compensation was conducted by outside compensation consultants comparing the Company's director compensation with a relevant peer group. The consultants recommended and the Board approved targeting non-employee director compensation at the median of the peer group. Accordingly, effective January 1, 2004, non-employee directors receive shares of restricted stock with a market value of $13,000. Non-employee members of the Executive Committee are paid an annual cash retainer of $20,000 and all other non-employee directors are paid an annual retainer of $17,500. Chairmen of certain committee are paid a retainer as follows: Audit, $5,000; Executive, $4,000; Compensation/Pension, $4,000; Nominating and Governance, $4,000. Chairmen of the Environmental and Management Development committees were paid an additional $300 per meeting.

     In addition, directors receive $1,000 for each meeting of the Board of the Company or its subsidiaries attended, except that the maximum fee paid to any person for attendance at one or more meetings of these boards held on the same day is $1,000. Non-employee directors also receive $500 for each meeting of a committee of the Board of the Company or of a subsidiary that they attend if the meeting is held on the same day as a Board meeting or $1,000 if the meeting is held on any other day. Non-employee directors who participate telephonically in a Board or committee meeting receive $500. Directors who are also employees of the Company receive no separate compensation for serving on the Board. The Company has established a plan whereby directors may elect to defer the receipt of fees until a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments as the director elects.

Certain Relationships

     Mr. Biscieglia has a consulting agreement with the Company at $100,000 per year. Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from subsidiaries of the Company. Commencing January 2004, as a result of winning a competitive bid, another subsidiary of the Company owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc. Mr. Bracken is President of Sun National Bancorp, Inc., which provides a $10 million line of credit for the Company and its subsidiaries, a $10 million letter of credit for the Company and a bank account for another subsidiary of the Company.

COMPENSATION/PENSION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation/Pension Committee consists of six independent directors. Among other responsibilities, the committee makes recommendations to the Board regarding the Company's executive compensation policies, practices and objectives. The Committee administers the Company's Annual Cash and Stock-Based Compensation plans.
      The current executive compensation structure has been in place since 1998 and applies to all officers of the Company. At that time, a comprehensive study of compensation alternatives was undertaken, a primary objective being the creation of a system which aligns the interest of Company shareholders with the financial incentives of executives on a short-term and long-term basis. That study drew upon the experience and knowledge of committee members in consultation with their independent compensation consultant. In November 2002, an update to the 1998 study was completed, to ensure that the structure remained consistent with contemporary compensation methods and tools. The committee's consulting firm presented a detailed update which reexamined the component parts of the executive compensation program as currently applied. Further, the report provided a competitive analysis of how executives' base salary, annual cash and long-term compensation compared to peer companies in the energy industry and the general business community. The committee evaluated and assessed those findings in the context of the Company's performance over the years and the growth predicted going forward. The committee determined that its executive compensation policy and methodology were advancing the corporate mission while attracting and retaining qualified executive management to carry out the work and goals of the organization.
      In 2004, the committee engaged its consultant to provide a market-based update to its executive compensation schedule, in anticipation of January 2005 compensation adjustments. That update was completed and presented in November 2004. Total annual direct compensation forecasted for 2005 for the executive group, exclusive of the CEO, reported at the 87th percentile of the competitive market median. Using the same data sources, for 2004 the total annual direct compensation of Mr. Graham, the Chief Executive Officer, reported at approximately 54% of the competitive market median.
      In 2003, the committee directed the completion of a study to examine the efficacy of the peer group utilized for the long-term incentive component. This report was completed and presented to the committee. The criteria and screening process employed by the consultant was carefully reviewed and discussed. The committee found the process sound and appropriate. A defined procedure and schedule for peer group population and review was adopted and documented in the committee's chart of activities.
      The established incentive-based executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter. They are as follows:
* Base Salary - which is set at the 50th percentile of the relevant peer market;
* Annual Cash Awards - which provides an annual award, 75% of which is directly tied to the Company's earnings per share from continuing operations, with the balance based upon specific, predefined performance objectives for each executive; and
* Long-Term Incentive - which employs equity-based instruments, currently restricted stock grants, which are earned based upon the Company's relative total shareholder return, measured against industry peer companies, over three-year cycles.
      In general, executive base salaries were increased in January 2005 to provide a 3.5% adjustment, which was the market adjustment recommended by the committee's consultant.
      In January 2004, long-term incentive grants were provided to executives, including Mr. Graham, in the form of restricted stock. The performance period for this long-term incentive is the three-year period ending December 31, 2006. The committee established at-risk threshold, target and maximum incentive levels based upon total shareholder returns for the period compared to shareholder returns of the predefined peer group. Grants are detailed in the Summary Compensation Table. Performance-based restricted stock grants provided in January 2001 vested and were awarded to executives, including Mr. Graham. Since the Company exceeded its long-term incentive goals for the 2004 award, Mr. Graham received restricted stock in the amount of $225,018. All awards are detailed in the Summary.
      In January 2005, annual cash awards with respect to fiscal 2004 were provided to executives, including Mr. Graham, 75% of which were based upon predetermined earnings per share targets from continuing operations for 2004, with the remaining 25% based upon individual performance goals. Since the Company exceeded its 2004 performance goals, Mr. Graham received an annual cash award of $140,630. Awards are detailed in the Summary Compensation Table.
      The committee believes that the Company's performance over the past five years provides tangible evidence that at-risk compensation, both annual and long-term, should continue to represent a significant portion of total executive compensation. Annual incentives promote short-term performance which instills a measure of deserved confidence in the Company's ability to produce consistent results, year after year. The use of a time-restricted, stock-based incentive encourages management to conduct the business of the Company in ways that advance both the market value of its stock and its ability to continue to provide a competitive dividend to shareholders over time. The committee believes alignment of interests is desirable and works to the benefit of Company shareholders.

      Section 162(m) of the Internal Revenue Code of 1986 limits the deduction allowable to us for compensation paid to certain of our executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible and necessary. Awards made under the 1997 Stock-Based Compensation Plan to employees are intended to qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer's income to exceed the deductible limits. The Compensation Committee does not anticipate that such compensation will result in the loss of deductibility under Section 162(m).

Compensation/Pension Committee
W. Cary Edwards, Chairman
Dr. Shirli M. Billings
Helen R. Bosley
Thomas A. Bracken
Sheila Hartnett-Devlin
Dr. Herman D. James


EXECUTIVE COMPENSATION

     The following table sets forth compensation paid to each of the Named Executives, including Charles Biscieglia, who served as our Chief Executive Officer until January 31, 2004, during the past three fiscal years.

     Summary Compensation Table

------------------------------------------------------------------------------------------------------------------------------------

                                                  Annual Compensation                    Long-Term
                                                                                       Compensation
  (a)                                               (b)        (c)      (d)        (e)          (f)         (g)
  Name                                                                            Other
  and                                                                            Annual     Restricted   All Other
  Principal                                                   Base    Annual     Compen-       Stock      Compen-
  Position(s)                                      Year      Salary    Cash     sation(1)   Awards $(2)  sation(3)
------------------------------------------------------------------------------------------------------------------------------------

  Charles Biscieglia                              2004    $  33,213 $ 177,464   $  -      $ 384,264     $  2,289
  Chairman & CEO; CEO of South Jersey             2003      384,330   144,124     9,868     230,598       29,900
  Gas Company                                     2002      367,780   110,335     9,874     183,890       11,945
------------------------------------------------------------------------------------------------------------------------------------
  Edward J. Graham(4)                             2004      375,000   140,630     8,476     225,018        7,130
  President and Chief Operating Officer and       2003      300,000    93,750     5,353     165,000        6,990
  President of South Jersey Gas Company           2002      225,110    45,021     2,237      90,044        6,229
------------------------------------------------------------------------------------------------------------------------------------

                                      -13-

  David A. Kindlick                               2004      211,360    52,840      -        105,665        7,018
  Vice President and Chief Financial              2003      203,820    50,957       205     101,910        6,648
  Officer; Executive Vice President and Chief     2002      195,050    39,009       627      78,020        6,121
  Financial Officer of South Jersey Gas Company
------------------------------------------------------------------------------------------------------------------------------------
  Albert V. Ruggiero                              2004      211,360    52,840      -        105,665        7,467
  Vice President; Executive Vice President and    2003      203,820    50,957       205     101,910        7,858
  Chief Administrative Officer of South Jersey    2002      195,050    39,009       627      78,020        6,452
  Gas Company
------------------------------------------------------------------------------------------------------------------------------------
  Richard J. Jackson                              2004      181,050    45,260      -         90,518        7,313
  Vice President; Executive Vice President,       2003      169,590    42,398      -         84,795        6,800
  Operations of South Jersey Gas Company          2002      162,290    32,457      -         64,916        6,700
------------------------------------------------------------------------------------------------------------------------------------
  Richard H. Walker, Jr.                          2004      162,080    40,520      -         48,640        6,879
  Vice President, Corporate Counsel &             2003      149,030    36,575      -         43,890        6,676
  Corporate Secretary; Senior Vice President,     2002      140,000    28,000      -         19,632        6,135
  Corporate Secretary & Corporate Counsel
  of South Jersey Gas Company

Footnotes to Summary Compensation Table

 (1) The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company's 401(k) Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in column
(e) of the table.
 (2) The dollar values of restricted shares expressed are based on market price at the time of the grant Dividends paid on restricted shares are reinvested in additional shares that have the same restrictions and vesting schedule as their respective underlying restricted shares. Restrictions on all shares granted (including shares from reinvested dividends) lapse 38 months from their respective date of grant. All restricted stock grants carry a risk of forfeiture, and the lapse of restrictions on awards for the 2003 and 2004 grants will depend upon the Company's achieving certain performance goals as measured against its peer group.
 (3) Includes employer contributions to the Company's 401(k) Plan and the income value of group life insurance. The 2004 values for these items are listed below:

                      Biscieglia  Graham   Kindlick  Ruggiero  Jackson   Walker
--------------------------------------------------------------------------------
401(k) Plan            $ 2,289    $ 6,500  $ 6,500   $  6,500$ $ 6,500  $ 6,500
Group Life Insurance        -         630      518        967      813      379
--------------------------------------------------------------------------------
Total Value               $2,289  $ 7,130  $ 7,018    $ 7,467  $ 7,313  $ 6,879
     (4) Elected to this office effective February 1, 2004.

Securities Authorized for Issuance Under Equity Compensation Plans
------------------------------------------------------------------
     The following table provides information as of December 31, 2004 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

                                      -14-

     Equity Compensation Plan Information

                                         (a)                                  (b)                               (c)
                               Number of securities to             Weighted average exercise       Number of securities remaining
                               be issues upon exercise             price of outstanding options     available for future issuance
                               of outstanding options,             warrants and rights             under equity compensation plans
                               warrants and rights                                                  excluding securities reflected
                                                                                                           in column (a)
                                         (#)                                  ($)                               (#)
        Plan Category

Equity compensation plans
  approved by security
  holders(1)                           121,452                               -(3)                            79,960
Equity compensation plans
  not approved by security
  holders(2)                             7,104                               -(3)                              -(4)
Total                                  128,556                                                               79,960

(1) These plans include those utilized to make awards of restricted stock to the Company's Officers.
(2) This item includes ad hoc awards of restricted stock to the Company's directors. Our proposed amendment to our 1997 Stock-Based Compensation Plan, described under Proposal 3 below, would allow for awards to directors to be made under such plan.
(3) Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore the shares are not included in the calculation of weighted average exercise price in column (b).

EXECUTIVE PENSION PLANS_________________________________________________________

     The following table illustrates the current retirement benefits under the salaried employee pension plan and the supplemental executive retirement plan, assuming the executive retires at age 60.

                                Years of Service
-------------------------------------------------------------------------------------------------------------------

Remuneration             15               20               25              30              35             40
-------------------------------------------------------------------------------------------------------------------

$125,000                $43,750         $56,250          $68,750         $81,250         $81,250        $81,250
$150,000                $52,500         $67,500          $82,500         $97,500         $97,500        $97,500
$175,000                $61,250         $78,750          $96,250        $113,750        $113,750       $113,750
$200,000                $70,000         $90,000         $110,000        $130,000        $130,000       $130,000
$225,000                $78,750        $101,250         $123,750        $146,250        $146,250       $146,250
$250,000                $87,500        $112,500         $137,500        $162,500        $162,500       $162,500
$300,000               $105,000        $135,000         $165,000        $195,000        $195,000       $195,000
$400,000               $140,000        $180,000         $220,000        $260,000        $260,000       $260,000
$450,000               $157,500        $202,500         $247,500        $292,500        $292,500       $292,500
$500,000               $175,000        $225,000         $275,000        $325,000        $325,000       $325,000
-------------------------------------------------------------------------------------------------------------------

     The executive officers of the Company are eligible for benefits under a tax-qualified pension plan for salaried employees provided by the Company. Compensation considered under the pension plan consists of base salary only, which in the case of the executive officers is included in the cash compensation reported in column (c) of the Summary Compensation Table. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted (but not before age 55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan and the supplemental plan that aggregates 2% of the average of the highest three of the final six years' salary (as defined in the plan), for each year of service, plus 5%. Assuming continued employment and retirement at age 60, Messrs. Graham, Kindlick, Ruggiero, Jackson and Walker will have, respectively, 36, 36, 35, 19, 23 and 31 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

Employment Contracts
--------------------
     The Company has employment agreements with each of the Named Executives. Mr. Graham's employment agreement is for the period ending December 31, 2005. The other Named Executives have agreements for three-year periods ending December 31, 2005, which provide for a base salary that will be reviewed periodically but will not be less than what was being paid at the beginning of the period. If a change of control (as defined in each agreement) occurs, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the officer's employment is terminated for other than cause, or if he resigns after there has been a significant adverse change in his employment arrangement with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. If the officer's employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his average annual compensation during the preceding five calendar years.

STOCK PERFORMANCE_______________________________________________________________
     The graph below compares the cumulative total return on the Company's Common Stock for the five- year period ended December 31, 2004 with the cumulative total return on the S&P 500 and the S&P Utility Index. The graph assumes that $100 was invested on December 31, 1999 in the Company's Common Stock, the S&P 500 and the S&P Utility Index and that all dividends were reinvested. Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 18.2%. This compares with 2.3% for the S&P 500 and 3.7% for the S&P Utility Index.

Indexed Total Return Over 5 Years Assuming Dividends Reinvested
---------------------------------------------------------------
S&P 500    100       90.9     80.1     62.4     80.3      89.0
S&P UTIL   100      157.2    109.3     76.5     96.6     120.1
SJI        100      110.1    126.6    134.2    171.8     231.0

AUDIT COMMITTEE REPORT_________________________________________________________

     The Audit Committee of the Board of Directors is comprised of six directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that Sheila Hartnett-Devlin, Thomas A. Bracken and Helen R. Bosley are "audit committee financial experts" as defined by the rules of the Securities and Exchange Commission. The Audit Committee's activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company's website at www.sjindustries.com under the heading "Investor Relations".

     In accordance with its charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the responsibility for the preparation of the Company's financial statements and for an assessment of the effectiveness of the Company's internal control over financial reporting, and the independent registered public accounting firm has the responsibility for the examination of those financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2004, and management's assessment of the effectiveness of the Company's internal control over financial reporting with management and with Deloitte & Touche LLP, the Company's independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, "Communication with Audit Committees," as amended by SAS 89 and SAS 90, and Rule 2-07, "Communication with Audit Committees, of Regulation S-X", and by standards of the Public Company Accounting Oversight Board (United States) (PCAOB), relating to the conduct of the audit. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Deloitte & Touche LLP the independence of that firm.

     Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company's audited financial statements and management assessment of the effectiveness of the Company's internal controls over financial reporting be included in its Annual Report of Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission. Audit Committee

Dr. Herman D. James, Chairman
Helen R. Bosley
Thomas A. Bracken
Sheila Hartnett-Devlin
William J. Hughes
Frederick R. Raring

Fees Paid to the Independent Registered Public Accounting Firm
--------------------------------------------------------------
     As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants' independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

     The fees for all services provided by the independent registered public accounting firm to the Company during 2004 and 2003 are as follows:


                                  2004                     2003
                               ----------               -----------
Audit Fees (a)                   833,500                  304,500

Audit-Related Fees (b)            33,500                   35,000

Tax Fees (c)                      30,956                   38,763

All Other Fees                       --                       --

                               ----------               -----------
Total                            897,956                  378,263

(a) Fees for audit services billed or expected to be billed relating to fiscal 2004 and 2003 include audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements, comfort letters, consents and other services related to Security and Exchange Commission matters. In addition audit services billed or expected to be billed relating to fiscal 2004 include attestation of management's assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

(b) Fees for audit-related services provided during fiscal 2004 and 2003 consisted of employee benefit plan audits, transfer agent & registrar audits, and accounting consultations.

(c) Fees for tax services provided during fiscal 2004 and 2003 consisted of tax compliance and tax software. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings related to Federal, state and local income tax return assistance.

                                   PROPOSAL 2

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES

DESCRIPTION OF PROPOSED AMENDMENT

         The shareholders are being asked to approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 shares to 60,000,000 shares. The Board of Directors authorized the amendment on March 1, 2005.
     If the proposal is approved, Article Third of our Certificate of Incorporation would be amended and restated in its entirety as follows:
       "THIRD: The aggregate number of shares which the corporation shall have authority to issue is 62,500,000 shares, divided into two classes consisting of 60,000,000 shares of common stock ("Common Stock"), $1.25 par value per share, and 2,500,000 shares of preference stock ("Preference Stock"), without par value."

     If the proposed amendment is adopted by the required vote of shareholders, it will become effective upon the filing of a Certificate of Amendment with the New Jersey Secretary of State.

PURPOSES AND EFFECTS OF THE AMENDMENT

         The principal purpose of the proposed increase of our authorized shares of Common Stock is to permit a ___-for-____ split of all of the issued and unissued shares of our Common Stock. As the value of our shares of Common Stock has increased on the New York Stock Exchange, our Board believes that a stock split would result in a market price for the Common Stock that would be more attractive to a broader spectrum of investors and, therefore, would benefit both us and our stockholders through greater liquidity in the market. Accordingly, our Board of Directors approved a ___-for-____ stock split on March __, 2005, which is contingent upon shareholder approval of this proposal as we would not otherwise have enough shares to give effect to the split. As of January 31, 2005, 13,849,287 shares of our Common Stock were issued and outstanding, 1,055,386 shares were reserved for issuance under the Dividend Reinvestment Plan, 720,331 shares were reserved for issuance under the SJI Thrift Savings Plan and 79,960 shares were reserved for issuance under the 1997 Stock-Based Compensation Plan. As a result, as of January 31, 2005, only 4,295,036 shares of Common Stock remained available for issuance.

         Our Board of Directors also believes that it is advisable and in our best interests to have available additional authorized but unissued shares of Common Stock in an amount adequate to provide for our future needs. Our Board believes that the availability of additional authorized shares will enable it to act with flexibility when and as the need arises to issue additional shares in the future without the delays necessitated by having to obtain shareholder approval. In addition to the shares of Common Stock to be issued in connection with the stock split, the shares proposed for authorization under the amendment could be issued for any proper corporate purpose, including, without limitation, acquiring other businesses or assets in exchange for shares of Common Stock, entering into joint venture arrangements with other companies in which Common Stock or the right to acquire Common Stock are part of the consideration, raising capital through the sale of Common Stock, attracting and retaining valuable employees by the issuance of stock options or restricted shares, paying stock dividends or effecting additional stock splits. Our Board of Directors has no current plans or commitments to issue any of the additional authorized Common Stock, other than in connection with the stock split.

         The increase in authorized Common Stock will not have any immediate effect on the rights of existing shareholders. Each of the additional authorized shares of Common Stock, if and when issued, will have the same rights and privileges as the currently authorized Common Stock. However, if the proposed amendment is approved, the additional shares will be available for issuance from time to time by us, in the discretion of our Board of Directors, without further authorization or vote of the shareholders unless such authorization is otherwise required by applicable law or regulation or the rules of the New York Stock Exchange or any other exchange on which the Common Stock is then listed. The availability of additional authorized shares for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to acquire or obtain control of us, even though our shareholders may deem such an acquisition to be desirable. Issuance of shares of Common Stock could dilute the ownership interest and voting power of shareholders who are seeking control us. To the extent that it impedes any such attempts, the proposed amendment may serve to perpetuate management. Our Board of Directors has not proposed the increase in the amount of authorized shares with the intention of discouraging tender offers or takeover attempts.

SHAREHOLDER APPROVAL

         The affirmative vote of a majority of the votes cast by all of the holders of shares entitled to vote thereon at the Annual Meeting is required to approve the proposed amendment to the Certificate of Incorporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS
   The Board of Directors recommends a vote "FOR" approval of the amendment.


                                   PROPOSAL 3

                        PROPOSAL TO AMEND AND RESTATE OUR
                       1997 STOCK-BASED COMPENSATION PLAN
GENERAL

         Our 1997 Stock-Based Compensation Plan was originally adopted in 1987 and was amended and restated in 1997. In January 1999, the Board of Directors amended the plan to provide for the grant of restricted stock awards to eligible participants under the plan, which amendment was approved by our shareholders in April 1999. The purpose of the plan is to provide an incentive to eligible participants whose present and potential contributions are important to our continued success. The plan affords these individuals an opportunity to acquire or increase their ownership interest in us and enhances our ability to enlist and retain the best available talent for the successful conduct of our business in a competitive market.
         The current plan is set to expire in November 2006. As the Board of Directors was considering an extension of the plan's term, it determined that a number of other amendments were necessary or appropriate in order to continue the plan in the future and to modernize certain features of the plan. These amendments include extending the term of the plan, increasing the number of authorized shares available for issuance under the plan, permitting non-employee directors to be eligible to participate under the plan and providing for the Compensation/Pension Committee of the Board of Directors to administer the plan. As a result of the approaching expiration of the plan, together with the other modifications deemed necessary by the Board of Directors, the Board determined that the plan should be amended and restated in its entirety. In January 2005, the Board of Directors adopted the Amended and Restated 1997 Stock-Based Compensation Plan, as set forth in Appendix A to this Proxy Statement. The shareholders are being asked to consider and approve the amended and restated plan.
         As discussed in the Compensation/Pension Committee Report on Executive Compensation, the Company has only been using restricted stock as the vehicle for the long-term incentive component of executive compensation. As discussed, there are currently no stock options or stock appreciation rights awarded and outstanding. The Compensation/Pension Committee's current plans for long-term incentive vehicles do not include stock options or stock appreciation rights. Furthermore, the Company has adopted the policy if stock options were to be issued that any stock options granted would be accounted for using the fair value based method.
         A summary of the principal terms of the plan is provided below, which summary is qualified by reference to the full text of the plan attached as Appendix A hereto.

DESCRIPTION OF THE PLAN

Types of Awards
         The plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, stock appreciation rights and restricted stock.

         Stock Options. Under the plan, the Compensation/Pension Committee of our Board of Directors, which will administer the plan, may grant awards in the form of options to purchase shares of our Common Stock. The Compensation/Pension Committee will determine the number of shares subject to the option, the manner and time of the option's exercise and the exercise price per share of stock subject to the option, each of which will be specified in the applicable award agreement. Options may be either incentive stock options or non-qualified stock options, each of which, as described below, results in different federal income tax consequences to the recipient and us. The Compensation/Pension Committee has the discretion to determine which type of option to grant.
         Options may not be exercised prior to the one-year anniversary of the date of grant and may not be exercised after an employee's employment terminates for any reason other than death, unless the Compensation/Pension Committee provides otherwise, or termination of service as a director. The term of an option generally may not exceed ten years. However, the term of an incentive stock option granted to a 10% shareholder may not exceed five years. Incentive stock options generally may not have an exercise price less than the fair market value of our Common Stock on the date of grant, except that the exercise price of an incentive stock option granted to a 10% shareholder shall be at least 110% of the fair market value of our Common Stock on the date of grant. The aggregate fair market value, determined as of the date of grant, of shares for which any employee may be granted incentive stock options that first become exercisable in any one calendar year may not exceed $100,000.
         The option exercise price is payable in cash or, at the discretion of the Compensation/Pension Committee, in shares of our Common Stock having an aggregate fair market value on the date of exercise equal to the option exercise price, in any combination of cash and Common Stock, or by surrendering the option in exchange for the issuance of shares equal to the difference between the exercise price and the fair market value of the shares subject to the option.
         Stock Appreciation Rights. The plan also authorizes the Compensation/Pension Committee to grant stock appreciation rights, or SARs. An SAR gives the participant the right to receive its "value" in cash or in shares of Common Stock or a combination of cash and shares as selected by the employee and approved by the Compensation/Pension Committee in its sole discretion. The "value" of an SAR is equal to the excess of the fair market value of one share of our Common Stock on the date of exercise over the fair market value on the date of grant. The general terms of the grant will be set forth in an applicable award agreement. The Compensation/Pension Committee may grant SARs independent of or attached to options. When an SAR and option are attached, the participant may exercise either the SAR or the option, but not both. If an SAR is attached to an option, the exercise of the SAR will result in the surrender of the right to exercise the option to which the SAR was attached.
         SARs may not be exercised prior to the one-year anniversary of the date of grant and may not be exercised after employment terminates for any reason other than death or termination of service as a director unless the Compensation/Pension Committee provides otherwise. SARs may generally not have a term of more than ten years. However, SARs granted to 10% shareholders may not have a term of more than five years.
         Restricted Stock. The plan provides that shares of Common Stock subject to specific restrictions may be awarded to eligible participants as determined by the Compensation/Pension Committee. The Compensation/Pension Committee will determine the nature and extent of the restrictions on the shares, the duration of the restrictions and any circumstance under which restricted shares will be forfeited. Restricted stock awards may be granted based on the achievement of preestablished performance goals. As may be determined by the Compensation/Pension Committee, restricted stock awards may be credited with dividends during the restriction period, and such dividends will be reinvested in additional restricted shares. Restricted stock awards may vest over time and will generally be subject to forfeiture if an awardee's employment or service as a director with us terminates for certain reasons before the restricted period lapses.

Term of Plan

         The plan will terminate on January 26, 2015, unless sooner terminated by the Board of Directors.

Administration of Plan

         The plan will be administered by the Compensation/Pension Committee of the Board of Directors. Only those directors who are both "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of the regulations promulgated under Section 162(m) of the Internal Revenue Code may act as Compensation/Pension Committee members. Subject to the terms of the plan, and to any approvals and other authority as the Board of Directors may reserve to itself from time to time, the Compensation/Pension Committee, as administrator of the plan, will have authority to, among other things, select the individuals to receive awards, determine the timing, form, amount or value and term of grants and awards, determine the conditions and restrictions, if any, subject to which grants and awards will be made and become payable under the plan, and interpret the plan.

Eligibility

         Our non-employee directors as well as our and our affiliates' officers and other employees are eligible to participate in the plan. The selection of participants from eligible employees is within the discretion of the Compensation/Pension Committee. We estimate that approximately 26 persons are eligible to participate in the plan. No participant may be granted in any calendar year awards covering more than 300,000 shares. The following table lists the grants of restricted stock that may be received under the plan by our Named Executives and the other groups listed below.


                                NEW PLAN BENEFITS

             Amended and Restated 1997 Stock-Based Compensation Plan

---------------------------------------------------------------- ---------------------------- ------------------------

Name and Position                                           Dollar Value ($)(1)        Number of Units(1)
-----------------                                           -------------------        ------------------
---------------------------------------------------------------- ---------------------------- ------------------------

Edward J. Graham                                                 255,000                      4,852
                                                                 -------                      -----
  Chief Executive Officer and Director....................
---------------------------------------------------------------- ---------------------------- ------------------------

David A. Kindlick                                                109,380                      2,081
                                                                 -------                      -----
  Vice President, Chief Financial Officer.................
---------------------------------------------------------------- ---------------------------- ------------------------

Albert V. Ruggerio                                               109,380                      2,081
                                                                 -------                      -----
  Vice President.........................................
---------------------------------------------------------------- ---------------------------- ------------------------

Richard H. Walker, Jr.                                           50,330                       958
                                                                 ------                       ---
  Vice President, Corporate Counsel.......................
---------------------------------------------------------------- ---------------------------- ------------------------

Richard J. Jackson                                               93,700                       1,783
                                                                 ------                       -----
  Vice President..........................................
---------------------------------------------------------------- ---------------------------- ------------------------

Executive Group...........................................       389,102                      7,403
                                                                 -------                      -----
---------------------------------------------------------------- ---------------------------- ------------------------

Non-Executive Director Group..............................       131,765                      2,610
                                                                 -------                      -----
---------------------------------------------------------------- ---------------------------- ------------------------

Non-Executive Officer Employee Group......................             -                          -
---------------------------------------------------------------- ---------------------------- ------------------------

                                      -22-

(1) Annually, executives are granted shares of performance-based restricted stock. The number of shares and the dollar value expressed in the above table are shown at the performance target at the median of the peer group. Actual awards are based on the performance of the Company's total shareholder return versus the peer group.

Shares Subject to Plan

     A total of 1,000,000 shares of common stock are authorized for issuance under the plan. As of January 31, 2005, 226,040 shares of Common Stock had been issued, awarded or reserved for issuance under the plan, leaving 773,900 shares available for future issuances or awards. If shares under an award are not issued because they terminate, are forfeited or otherwise, such shares would again be available for inclusion in future awards. If there is a stock split, stock dividend, recapitalization or other relevant change affecting our shares, appropriate adjustments will be made in the number of shares that may be issued or transferred in the future and in the number of shares and the prices of all outstanding awards made before such event.

Transferability

     Options and SARs granted under the plan are not transferable except by will or the laws of descent and distribution and, during the lifetime of the participant, are exercisable only by the participant. If a participant dies, the unexercised portion of an option or SAR may be exercised by the participant's estate, heirs or beneficiaries to the extent permitted by the terms of the option or SAR within 12 months after the participant's death, unless the Compensation/Pension Committee provides otherwise at the time of grant.

Change of Control

     If, during the term of any option or SAR or during the restricted period of any restricted stock award we are merged into, consolidated with or acquired by another entity or we reorganize or liquidate, the Board, in its discretion, may declare all outstanding option or SAR awards then held by a participant which are unexercisable or otherwise unvested to automatically be deemed exercisable or otherwise vested, as the case may be, for a period of 15 days immediately prior to such event, may provide that all restricted stock awards then outstanding shall become nonforfeitable and vest immediately, or may take such other action as it determines to be reasonable to permit participants to realize the value of rights granted to them under the plan.

Amendment of Plan
     The plan may be amended by the Board of Directors, but shareholder approval will be required for any amendment which

     o increases the aggregate number of shares of Common Stock that may be issued under the plan (except by reason of stock splits, stock dividends, recapitalizations or other similar changes in our capital structure);
     o  changes the class of eligible participants in the plan; or
     o otherwise must be approved by the shareholders in order to maintain the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934.

     In addition, no amendment may be made with respect to any outstanding option, SAR or restricted stock award without the relevant participant's written consent if such amendment is not favorable to the participant or has the effect of changing an incentive stock option to a non-qualified stock option.

Other Matters

     The plan is intended to comply with Section 162(m) of the Internal Revenue Code with respect to awards granted thereunder. Section 162(m) of the code prohibits us from claiming a deduction on our federal income tax return for compensation in excess of $1,000,000 paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1,000,000 compensation deduction limitation does not apply to performance-based compensation. The Internal Revenue Service has issued regulations under Section 162(m) setting forth a number of provisions which compensatory plans must contain for the compensation paid thereunder to qualify as "performance-based" for purposes of Section 162(m). We believe that awards made under the plan will qualify as "performance-based" compensation for purposes of Section 162(m).

Federal Income Tax Consequences Relating to Awards

     The following summarizes the current U.S. federal income tax consequences generally arising with respect to awards under the plan.

         Incentive Stock Options. A participant who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise, but in some circumstances may be subject to an alternative minimum tax as a result of the exercise. Similarly, we are not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss recognized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under these circumstances, we will not be entitled to any deduction for federal income tax purposes. If the participant fails to hold the shares for that period, the disposal is treated as a disqualifying disposition. The gain on the disposition is ordinary income to the participant to the extent of the difference between the option price and the fair market value on the exercise date (or, under certain circumstances, the excess of the amount realized on the disposition over the adjusted basis of the shares). Any excess is long-term or short-term capital gain, depending on the holding period. Under these circumstances and subject to
Section 162(m) of the Code, we will be entitled to a tax deduction equal to the ordinary income amount the participant recognizes in a disqualifying disposition.

         Non-Qualified Stock Options. A participant who is granted a non-qualified stock option does not have taxable income at the time of grant, but does have taxable income at the time of exercise. The income equals the difference between the exercise price of the shares and the market value of the shares on the date of exercise. Subject to Section 162(m) of the Code, we would be entitled to a corresponding tax deduction for the same amount.

         Stock Appreciation Rights. The grant of a SAR will produce no U.S. federal tax consequences for the participant or us. The exercise of a SAR results in taxable income to the participant, equal to the difference between the exercise price of the SAR and the value of the SAR on the date of exercise, and subject to Section 162(m) of the Code, a corresponding tax deduction to us.

         Restricted Stock. A participant who has been granted an award of restricted shares of Common Stock will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. We would be entitled to a corresponding tax deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as compensation expense by us. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case we will be entitled to a deduction at the same time and in the same amount, dividends paid to the participant during the restriction period will be taxable as dividends to the participant and not deductible by us and there will be no further federal income tax consequences when the restrictions lapse. Subject to Section 162(m) of the Code, we may deduct in connection with any award any taxes required by law to be withheld.

SHAREHOLDER APPROVAL

         The affirmative vote of a majority of the votes cast at the Annual Meeting for the holders of common stock is required to approve the adoption of the Amended and Restated 1997 Stock-Based Compensation Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

 The Board of Directors recommends a vote "FOR" approval of the adoption of the plan.
                                   PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM______________________________________

     The Audit Committee and the Board of Directors, subject to the approval of the shareholders, has reappointed Deloitte & Touche LLP, as the independent registered public accounting firm of the Company for 2005. Unless otherwise directed, proxies will be voted "FOR" approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.
     Deloitte & Touche LLP served as the independent registered public accounting firm of the Company during 2004. During 2004, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and attestation of management's assessment of internal control, as required by the Sarbanes-Oxley Act of 2002,
Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.
  The Board of Directors recommends a vote "FOR" the ratification of the appointment of the Independent Registered Public Accounting Firm.


ANNUAL REPORT AND FINANCIAL INFORMATION_________________________________________

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2004 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.
     Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2004, as filed with the Securities and Exchange Commission. Requests for this report should be directed to Richard H. Walker, Jr., Vice President, Corporate Counsel and Corporate Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

OTHER MATTERS___________________________________________________________________

     Any proposal which a qualified shareholder of the Company wishes to include in the Company's proxy statement to be sent to shareholders in connection with the Company's 2006 Annual Meeting of Shareholders that is received by the Company after November 11, 2005 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company. In compliance with the Company's bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of business the shareholder wishes to raise at the meeting and persons, if any, the shareholder wishes to nominate for election as directors at that meeting.
     The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2005 Annual Meeting.


                       By Order of the Board of Directors,
                       Richard H. Walker, Jr.
                       Vice President, Corporate Counsel & Corporate Secretary

     March 18, 2005

APPENDIX A______________________________________________________________________
TH JERSEY INDUSTRIES, INC.
1997 STOCK-BASED COMPENSATION PLAN
(As Amended and Restated Effective January 26, 2005)

1.  Purpose Of Plan
    ---------------
    The purpose of the Plan is to enable the Company to recognize the contributions made to the Company by employees (including employees who are members of the Board of Directors) and non-employee directors of the Company by providing such persons with additional incentive to devote themselves to the future success of the Company and to improve the ability of the Company to attract, retain and motivate persons upon whom the Company's sustained growth and financial success depend, by: (i) providing incentive compensation opportunities competitive with those of other major companies; (ii) providing performance-related incentives that motivate superior performance; and (iii) providing such persons with the opportunity to acquire or increase their ownership interest in the Company and to thereby acquire a greater stake in the Company and a closer identity with it.

2.  Definitions
    -----------
         (a) "Award" means an award of Options, SARs, or Restricted Stock.

         (b) "Board" means the board of directors of the Parent Company.
         (c) "Code" means the Internal Revenue Code of 1986, as amended.
         (d) "Committee" means the committee described in Paragraph 5.
         (e) "Company" means South Jersey Industries, Inc. and each of its Subsidiary Companies.
         (f) "Date of Grant" means the date on which an Option, SAR or Restricted Stock Award is granted.
         (g) "Dividend Equivalent" means the right to receive the equivalent value (in Shares) of dividends that are paid on Restricted Stock and reinvested in Shares.
         (h) "Eligible Participant" means an employee of the Company or a director of the Parent Company as determined in accordance with Paragraph 7.
         (i) "Fair Market Value" means on any given date the mean between the highest and lowest prices of actual sales of Shares on the principal national securities exchange on which the Shares are listed on such date or, if there are no such sales on such date, the mean between the closing bid and asked prices of the Shares on such exchange on such date.
         (j) "Holder" means a person to whom (i) an SAR has been granted under the Plan, which SAR has not been exercised and has not expired or terminated, or
(ii) a Restricted Stock Award has been granted, which Award has not become vested or been forfeited .
         (k) "Incentive Stock Option" means an Option granted under the Plan, designated by the Committee at the time of such grant as an Incentive Stock Option and containing the terms specified herein for Incentive Stock Options.
         (l) "Non-Qualified Option" means an Option granted under the Plan, designated by the Committee at the time of such grant as a Non-Qualified Option and containing the terms specified herein for Non-Qualified Options.
         (m) "Option" means any stock option granted under the Plan and described either in Paragraph 3(a) or 3(b).
         (n) "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.
         (o) "Parent Company" means South Jersey Industries, Inc.
         (p) "Performance Goal" means the annual consolidated earnings per share from the Company's continuing operations, or any other goal that is established at the discretion of the Committee including, among other things: (i) the price of Shares, (ii) the market share of the Company (or any business unit thereof),
(iii) sales by the Company (or any business unit thereof), (iv) return on equity of the Company, or (v) costs of the Company (or any business unit thereof). The Committee shall have sole discretion to determine specific targets within each category of Performance Goals.
         (q) "Restriction Period" means the period during which Restricted
Stock awarded under the Plan is subject to forfeiture.
         (r) "Restricted Stock" means Shares awarded by the Company under Paragraph 11 of the Plan and described in Paragraph 3(d).
         (s) "SAR" means a stock appreciation right granted under the Plan and described in Paragraph 3(c).
         (t) "Share" or "Shares" means a share or shares of Common Stock of the Parent Company.
         (u) "Subsidiary Companies" means all corporations that, at the time in question, are subsidiary corporations of the Parent Company within the meaning of section 425(f) of the Code.

         (v) "Ten Percent Shareholder" means a person who on the Date of Grant owns, either directly or within the meaning of the attribution rules contained in section 425(d) of the Code, stock possessing more than ten percent of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations, as defined respectively in sections 425(e) and (f) of the Code.
         (w) "Value" of a SAR means the excess of the Fair Market Value of a Share on the date of exercise of such SAR over the Fair Market Value of a Share on the Date of Grant of such SAR.

3.   Rights To Be Granted
     --------------------
     Rights that may be granted under the Plan are:

         (a) Incentive Stock Options, which give the Optionee the right for a specified time period to purchase a specified number of Shares for a price not less than their Fair Market Value on the Date of Grant;
         (b) Non-Qualified Options, which give the Optionee the right for a specified time period to purchase a specified number of Shares for a price determined by the Committee on the Date of Grant;
         (c) SARs, which give the Holder the right for a specified time period, without payment to the Company, to receive the Value of such SARs, to be paid in cash or Shares or a combination of cash and Shares, the number and amount of which shall be determined pursuant to Paragraph 8(e) below.
         (d) Restricted Stock Awards, which give the Holder a specific number of Shares which are either (i) awarded upon the Company's achievement of Performance Goals established by the Committee, or (ii) awarded, subject to forfeiture if the Company fails to achieve Performance Goals established by the Committee.

4.   Stock Subject To Plan
     ---------------------
     Not more than 1,000,000 Shares in the aggregate may be delivered pursuant to the Plan upon exercise of Options or SARs or pursuant to Restricted Stock Awards. The Shares so delivered may, at the option of the Company, be either treasury Shares or Shares originally issued for such purpose. If an Option or an SAR covering Shares terminates or expires without having been exercised in whole or in part, other Options or SARs may be granted covering the Shares as to which the Option or SAR was not exercised. If a Restricted Stock Award is forfeited, other Restricted Stock Awards may be granted covering the Shares which were forfeited.

5.   Administration Of Plan
     ----------------------
     The Plan shall initially be administered by the Compensation/Pension Committee of the Board, or it may be administered by such other committee, consisting of two or more directors who, unless the Board determines otherwise, are "outside directors" (within the meaning of Section 162(m) of the Code) and "non-employee directors" (within the meaning of Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934) as may be determined by the Board.

6.   Grant of Rights
     ---------------
     The Committee may grant Options, SARs, Restricted Stock Awards or all of the foregoing to Eligible Participants.

7.   Eligibility
     -----------
         (a) An Option may be granted to those Eligible Participants who are designated by the Committee as eligible to receive an Option.
         (b) An Incentive Stock Option shall not be granted to a Ten Percent Shareholder except on such terms concerning the option price and period of exercise as are provided in Paragraphs 8(a) and 8(f) with respect to such a person. A Non-Qualified Option shall not be granted to a Ten Percent Shareholder.
         (c) A Restricted Stock Award may be granted to those Eligible Participants who are designated by the Committee as eligible to receive a Restricted Stock Award.
         (d) No Eligible Participant may be granted in any calendar year Awards covering more than 300,000 Shares.

8.   Option and SAR Agreements and Terms
     -----------------------------------
     All Options and SARs shall be granted within ten years from January 26, 2005 and be evidenced by Option agreements or SARs agreements which shall be executed on behalf of the Parent Company and by the respective Optionees or Holders. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:

         (a) Option Price. The option price per Share shall be determined by the Committee but, in the case of Incentive Stock Option, shall not be less than 100% of the Fair Market Value of such Share on the Date of Grant. With respect to any Incentive Stock Option granted to a Ten Percent Shareholder, the option price per Share shall not be less than 110% of the Fair Market Value of such Share on the Date of Grant.

         (b) Restrictions on Transferability. No Option or SAR shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Optionee or Holder, shall be exercisable only by him or her. Upon the death of an Optionee or Holder, the person to whom the rights shall have passed by will or by the laws of descent and distribution may exercise any Options or SARs only in accordance with the provisions of Paragraph 8(f).

         (c) Payment Upon Exercise of Options. Full payment for Shares purchased upon the exercise of an Option shall be made in cash or, at the election of the Optionee and as the Committee may, in its sole discretion, approve, either (i) by surrendering Shares with an aggregate Fair Market Value equal to the aggregate option price, (ii) by delivering such combination of Shares and cash as the Committee may, in its sole discretion, approve or (iii) at the election of the Optionee, and if the Committee, in its sole discretion approves, by surrendering the Option in exchange for issuance of a number of shares equal to the difference between the exercise price of the Option and the Fair Market Value of the Shares subject to the Option.

         (d) Issuance of Certificates Upon Exercise of Options; Payment of
Cash. Only whole Shares shall be issuable upon exercise of Options. Any right to a fractional Share shall be satisfied in cash. Upon payment of the option price, a certificate for the number of whole Shares and a check for the Fair Market Value on the date of exercise of any fractional Share to which the Optionee is entitled shall be delivered to such Optionee by the Parent Company; provided, however, that in the case of the exercise of a Non-Qualified Option, the Optionee has remitted to his employer an amount, determined by such employer, necessary to satisfy applicable federal, state or local tax-withholding requirements, or made other arrangements with his or her employer for the satisfaction of such tax-withholding requirements. The Parent Company shall not be obligated to deliver any certificates for Shares until such Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding Shares of such class at the time are listed nor until there has been compliance with such laws or regulations as the Parent Company may deem applicable. The Parent Company shall use its best efforts to effect such listing and compliance.

         (e) Issuance of Certificates Upon Exercise of SARs; Payment of Cash. Upon exercise of an SAR, its Value shall be payable in cash, or in Shares or such combination of cash and Shares as is selected by the Holder and approved by the Committee in its sole discretion. Any Shares that may be due upon exercise of an SAR shall be delivered to the Holder by the Parent Company and any payment of cash shall be made by the employer of the Holder. The employer of the Holder shall deduct from the amount of any cash so payable an amount necessary to satisfy applicable federal, state, or local tax-withholding requirements. If no cash is payable (or if the amount of cash payable is insufficient to satisfy applicable tax-withholding requirements), no Shares shall be delivered by the Parent Company to the Holder until the Holder remits to his or her employer an amount, determined by such employer, necessary to satisfy applicable federal, state, or local tax-withholding requirements or makes other arrangements for the satisfaction of such tax-withholding requirements. The Parent Company shall not be obligated to deliver any certificates for Shares until such Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding Shares of such class at the time are listed nor until there has been compliance with such laws or regulations as the Parent Company may deem applicable. The Parent Company shall use its best efforts to effect such listing and compliance.

         (f) Periods of Exercise of Options and SARs. An Option or SAR shall be exercisable in whole or in part at such time as may be determined by the Committee and stated in the Option or SAR agreement; provided, however, that, unless otherwise determined by the Committee, no Option or SAR shall be exercisable before one year or after five years from the Date of Grant in the case of an Option or SAR granted to a Ten Percent Shareholder, or before one year or after ten years from the Date of Grant in all other cases, except as provided below:

              (i) In the event that an Optionee or Holder ceases to be employed by the Company for any reason other than retirement, disability (as determined by the Committee) or death, any Option or SAR held by such Optionee or Holder shall not be exercisable after the date the Optionee or Holder ceases to be employed by the Company unless otherwise determined by the Committee and set forth in the Option or SAR agreement or a written amendment thereto; provided, however, that in no event shall an Option or SAR be exercisable after five years from the Date of Grant in the case of a Ten Percent Shareholder or after ten years from the Date of Grant in all other cases;

              (ii) If an Optionee or Holder ceases to be employed by the Company, and if such cessation of employment is due to the disability (as determined by the Committee) or the retirement of the Optionee or Holder, he or she shall have the right to exercise his or her Options or SARs until the last day of the sixth month following cessation of employment, or such longer period as the Committee may determine and set out in writing, even if the date of exercise is within any time period prescribed by the Plan prior to which such Option or SAR shall not be exercisable; provided, however, that in no event shall an Option or SAR be exercisable after five years from the Date of Grant in the case of a Ten Percent Shareholder or after ten years from the Date of Grant in all other cases;

              (iii) In the event that an Optionee or Holder ceases to be employed by the Company by reason of his or her death, any Incentive Stock Option, Non-Qualified Option or SAR held by such Optionee or Holder shall be exercisable, the person to whom the rights of the Optionee shall be passed by will or by the laws of descent and distribution, until the last day of the twelfth month following the date of the Optionee's or Holder's death, or such longer period as the Committee may determine and set out in writing, even if the date of exercise is within any time period prescribed by the Plan prior to which such Option or SAR shall not be exercisable; provided, however, that in no event shall an Option or SAR be exercisable after five years from the Date of Grant in the case of a Ten Percent Shareholder or after ten years from the Date of Grant in all other cases.

          (g) Date of Exercise. The date of exercise of an Option or SAR shall be the date on which written notice of exercise, addressed to the Parent Company at its main office to the attention of its Secretary, is hand delivered, telecopied or mailed, first class postage prepaid; provided, however, that the Parent Company shall not be obligated to deliver any certificates for Shares pursuant to the exercise of an Option or SAR until the Optionee shall have made payment in full of the option price for such Shares. Each such exercise shall be irrevocable when given. Each notice of exercise must (i) specify the Incentive Stock Option, Non-Qualified Option, SAR, or combination thereof, being exercised; (ii) must, in the case of the exercise of an Option, include a statement of preference (which shall not be binding on the Committee) as to the manner in which payment to the Parent Company shall be made (Shares or cash or a combination of Shares and cash); and (iii) must, in the case of the exercise of an SAR, include a statement of preference (which shall not be binding on the Committee) as to the manner in which payment to the Holder shall be made other than only in cash (Shares or cash or a combination of Shares and cash).

         (h) Termination of Employment. For purposes of the Plan, a transfer of an employee between two employers, each of which is a Company, shall not be deemed a termination of employment.


         (i) Multiple Grants of Incentive Stock Options, Non-Qualified Options and SARs. The grant, exercise, termination or expiration of any Incentive Stock Option, Non-Qualified Option or SAR shall have no effect upon any other Incentive Stock Option, Non-Qualified Option or SAR held by the same Optionee or Holder; provided, however, that the Committee may, in its sole discretion, provide in the Option agreement or SARs agreement that the exercise of a certain number of SARs is conditioned upon the exercise of a certain number of Options or provide that an SAR shall otherwise be attached to Options granted under the Plan. All SARs which are attached to Options shall be subject to the following terms:

         (A) such SAR shall expire no later than the Option to which it is attached;
         (B) such SAR shall be for an amount no more than the excess of the Fair Market Value of the Shares subject to the attached Option on the date such SAR is exercised over the option price of such Option;
         (C) such SAR shall be subject to the same restrictions on transferability as the Option to which it is attached;
         (D) such SAR shall be exercisable only when the Option to which it attached is eligible to be exercised;
         (E) such SAR shall be exercisable only when the Fair Market Value of the Shares subject to the attached Option exceeds the option price of such Option; and
         (F) such SAR shall expire upon the exercise of the Option to which it is attached. Upon exercise of an SAR which is attached to an Option, the Option to which the SAR is attached shall expire.

9.   Limitation on Grant of Incentive Stock Options
     ----------------------------------------------
     The aggregate Fair Market Value (determined as of the time options are granted) of the Shares for which any employee may be granted Incentive Stock Options that first become exercisable in any one calendar year under the Plan and any other plan of his or her employer corporation and its parent and subsidiary corporations, as defined respectively in Sections 425(e) and (f) of the Code, shall not exceed $100,000.

10.  Rights As Shareholders With Respect to Options and SARs
     -------------------------------------------------------
     Neither an Optionee nor a Holder shall have any right as a shareholder with respect to any Shares subject to his or her Options or SARs until the date of the issuance of a stock certificate to him or her for such Shares.

11.  Restricted Stock Awards
     -----------------------
     The grant of a Restricted Stock Award shall be subject to the following terms and conditions:

         (a) Grant of Restricted Stock Award. Any Restricted Stock granted under the Plan shall be evidenced by an agreement executed by the Company and the Holder, which agreement shall conform to the requirements of the Plan, and shall specify (i) the number of Shares subject to the Award, (ii) the Restriction Period applicable to each Award, (iii) the events that will give rise to a forfeiture of the Award, (iv) the Performance Goals that must be achieved in order for the restriction to be removed from the Award, (v) the extent to which the Holder's right to receive the Shares under the Award will be forfeited if the Performance Goals are not met, and (vi) whether the Restricted Stock is subject to a vesting schedule. The agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable.

         (b) Delivery of Restricted Stock. Upon determination of the number of shares of Restricted Stock that are to be granted to the Holder, the Committee shall direct that a certificate or certificates representing the number of Shares be issued to the Holder with the Holder designated as the registered owner. The certificate(s) representing such shares shall be legended as to restrictions on the sale, transfer, assignment, or pledge of the Restricted Stock during the Restriction Period and deposited by the Holder, together with a stock power endorsed in blank, with the Company.

         (c) Dividend Equivalents. Notwithstanding any provision of the Plan to the contrary, a Holder who has been granted a Restricted Stock Award pursuant to this Paragraph 11 may, at the discretion of the Committee, be credited as of dividend payment dates during the Restriction Period with Dividend Equivalents with respect to the Shares underlying the Restricted Stock Award. Such Dividend Equivalents shall be credited to an account established on behalf of the Holder by the Company. The Dividend Equivalents credited under this Paragraph (c) shall be notionally reinvested in Shares and shall be converted into additional Shares under such formula, at such time, and subject to such limitations as may be determined by the Committee.

         (d) Receipt of Common Stock. At the end of the Restriction Period, the Committee shall determine, in light of the terms and conditions set forth in the Restricted Stock agreement, the number of shares of Restricted Stock with respect to which the restrictions imposed hereunder shall lapse. The Restricted Stock with respect to which the restrictions shall lapse shall be converted to unrestricted Shares by the removal of the restrictive legends from the Restricted Stock. Thereafter, Shares equal to the number of shares of the Restricted Stock with respect to which the restrictions hereunder shall lapse shall be delivered to the Holder. The Committee may, in its sole discretion, modify or accelerate the vesting and delivery of shares of Restricted Stock.

         (e) Termination By Reason of Death, Disability or Retirement. Unless otherwise determined by the Committee, if a Holder ceases to be employed by the Company and such cessation of employment is due to the Holder's death, disability (as determined by the Committee) or retirement, the vested portion of the Restricted Stock, if any, shall become nonforfeitable. The non-vested portion of the Restricted Stock shall be forfeited as of the date of such termination of employment.

         (f) Other Termination. Unless otherwise determined by the Committee at the time of grant, if a Holder ceases to be employed by the Company and such cessation of employment is due to any reason other than for death, disability (as determined by the Committee), or retirement, any Restricted Stock with respect to which the Restriction Period has not expired shall be forfeited.

12.  Changes in Capitalization
     -------------------------
     In the event of a stock dividend, stock split, recapitalization, combination, subdivision, issuance of rights, or other similar corporate change, the Board shall make appropriate adjustments in the aggregate number of Shares that may be covered by Options, SARs or Restricted Stock Awards under the Plan, the number of Shares subject to, and the option price of, each then-outstanding Option, the number of then-outstanding SARs and the Fair Market Value of Shares upon which the Value of such SARs is based, and the number of Shares subject to each then-outstanding Restricted Stock Award.

13.  Mergers, Dispositions and Certain Other Transactions
     ----------------------------------------------------
     If, during the term of any Option or SAR, or during the Restricted Period of any Restricted Stock Award, the Parent Company or any of the Subsidiary Companies shall be merged into or consolidated with or otherwise combined with or acquired by another person or entity, or there is a divisive reorganization or a liquidation or partial liquidation of the Parent Company, the Parent Company may choose to take no action with regard to the Options, SARs or Restricted Stock Awards outstanding or, notwithstanding any other provision of the Plan, to take any of the following courses of action:

         (a) Not less than 15 days or more than 60 days prior to any such transaction, all Optionees and Holders shall be notified that their Options and SARs shall expire on the 15th day after the date of such notice, in which event all Optionees and Holders shall have the right to exercise all of their Options and SARs prior to such new expiration date; or
         (b) The Parent Company shall provide in any agreement with respect to any such merger, consolidation, combination or acquisition that the surviving, new or acquiring corporation shall grant options and stock appreciation rights to the Optionees and Holders to acquire shares, or stock appreciation rights in shares in such corporation with respect to which the excess of the fair market value of the shares of such corporation immediately after the consummation of such merger, consolidation, combination or acquisition over the option price, or the value of such stock appreciation rights, shall not be greater than the excess of the Fair Market Value of the Shares over the option price of Options (or, in the case of an SAR, the Value of such SAR) , immediately prior to the consummation of such merger, consolidation, combination or acquisition; or

         (c) The Parent Company shall provide that all Restricted Stock Awards that are outstanding on the date of the merger, consolidation, combination or acquisition shall become nonforfeitable or immediately payable in cash; or

         (d) The Parent Company shall take such other action as the Board shall determine to be reasonable under the circumstances in order to permit Optionees and Holders to realize the value of rights granted to them under the Plan.

14.  Plan Not To Affect Employment
     -----------------------------
     Neither the Plan nor any Award shall confer upon any employee of the Company any right to continue in the employment of the Company.

15.  Interpretation
     --------------
     The Committee shall have the power to interpret the Plan and to make and amend rules for putting it into effect and administering it. It is intended that the Incentive Stock Options granted under the Plan shall constitute incentive stock opt ions within the meaning of section 422A of the Code, that the Non-Qualified Options and Restricted Stock Awards shall constitute property subject to federal income tax pursuant to the provisions of section 83 of the Code and that the Plan shall qualify for the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent.

16.  Amendments
     ----------
         (a) The Plan may be amended by the Board, but any amendment that increases the aggregate number of Shares that may be issued pursuant to the Plan upon exercise of Options or SARs or upon the grant of a Restricted Stock Award (otherwise than pursuant to Paragraph 12), that changes the class of Eligible Participants, or that otherwise requires the approval of the shareholders of the Parent Company in order to maintain the exemption available under Rule 16b-3 (or any similar rule) of the Securities Exchange Act of 1934, shall require the approval of the holders of such portion of the shares of the capital stock of the Parent Company present and entitled to vote on such amendment as is required by applicable state law and the terms of the Parent Company's Articles of Incorporation, as then in effect, to make the amendment effective. No outstanding Option, SAR or Restricted Stock Award shall be affected by any such amendment without the written consent of the Optionee, Holder, or other person then entitled to exercise such Option or SAR or receive Shares pursuant to such Restricted Stock Award.

         (b) Subject to the provisions of the Plan, the Committee may amend any Option agreement, SARs agreement or Restricted Stock agreement, subject to the consent of the affected Optionee or Holder if such amendment is not favorable to the Optionee or Holder or if such amendment has the effect of changing an Incentive Stock Option to a Non-Qualified Option, except that the consent of the Optionee or Holder shall not be required for any amendment made pursuant to Paragraph 13 hereof.

17.  Compliance with Section 162(m) of the Code
     ------------------------------------------
     This Plan is intended to comply with Section 162(m) of the Code with respect to qualified performance-based Awards that may be awarded by the Committee to Eligible Participants. For this purpose, an Award shall constitute qualified performance-based compensation to the extent that it is granted by the Committee on account of the attainment of one or more preestablished, objective performance goals established by the Committee, the material terms of which are disclosed to the shareholders of the Parent Company and satisfaction of such performance goals are certified by the Committee.

18.  Securities Laws
     ---------------
     The Committee shall have the power to make each Award under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, including Rule 16b-3 (or any similar rule), of the Securities and Exchange Commission.

19.  Effective Date and Term of Plan
     -------------------------------
     The Plan shall expire no later than January 26, 2015, unless sooner terminated by the Board. Any Incentive Stock Option granted before the approval of the Plan by the Parent Company's shareholders shall be expressly conditioned upon, and shall not be exercisable until, such shareholder approval.

20.  General
     -------
     Each Option, SAR or Restricted Stock Award shall be evidenced by a written instrument containing such terms and conditions not inconsistent with the Plan as the Committee may determine. The issuance of Shares on the exercise of an Option or SAR, or pursuant to a Restricted Stock Award, shall be subject to all of the applicable requirements of the New Jersey Business Corporation Act and other applicable laws, including federal or state securities laws, and all Shares issued under the Plan shall be subject to the terms and restrictions contained in the Articles of Incorporation of the Parent Company, as amended from time to time. Among other things, the Optionee or Holder may be required to deliver an investment representation to the Company in connection with any exercise of an Option or SAR, or in connection with the receipt of Shares pursuant to a Restricted Stock Award, or to agree to refrain from selling or otherwise disposing of the Shares required for a specified period of time or on specified terms.

21.  Indemnification
     ---------------
         Service on the Committee shall constitute service as a member of the Board. Each member of the Committee shall be entitled, without further act on his or her part, to indemnity from the Parent Company and limitation of liability to the fullest extent provided by applicable law and by the Parent Company's Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards hereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.



                Directions to the Annual Meeting of Shareholders

From Philadelphia:

Atlantic City Expressway to the Egg Harbor Exit 17. Left onto Route 50 north, turn right onto Route 30. Left onto Bremen Avenue, 2 1/4 miles to Renault.

From North Jersey:

Garden State Parkway south to Exit 44. Sharp right onto Moss Mill Road
(Alt. #561), follow 5 miles to Bremen Avenue. Turn right, 1/4 mile to Renault.

From Atlantic City:

Route 30 west approximately 16 miles to Bremen Avenue. Right at the Renault wine bottle, 2 1/4 miles to Renault.

From South Jersey:

     Garden State Parkway north to Exit at rest stop/service area, mile marker #41. Proceed to north end of service area. Follow signs to Jim Leeds Road. At traffic light turn left. Proceed to fork, bear right and continue on Route 561. Continue to Bremen Avenue and turn right. 1 1/2 miles to Renault.



South Jersey Industries
1 South Jersey Plaza, Folsom, NJ 08037

--------------------------------------------------------------------------------
                                                 VOTE BY TELEPHONE
--------------------------------------------------------------------------------

                                    Have your proxy card available when
                                    you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple directions presented to record your vote.

--------------------------------------------------------------------------------
                                                 VOTE BY INTERNET
--------------------------------------------------------------------------------

                                    Have your proxy card available when you
                                    access the website http://www.votefast.com and follow the simple directions presented to record your vote.

--------------------------------------------------------------------------------
                                                   VOTE BY MAIL
--------------------------------------------------------------------------------
                                    Please  mark,  sign and date your proxy card
                                    and return it in the  postage-paid  envelope
                                    provided   or   return   it  to:   Corporate
                                    Election   Services,   P.   O.   Box   1150,
                                    Pittsburgh, PA 15230-1150.


--------------------------------------------------------------------------------





--------------------------------------------------------------------------------
    Vote by Telephone           Vote by Internet                Vote by Mail
 Call Toll-Free using a      Access the Website and           Return your proxy
    Touch-Tone phone:            Cast your vote:             in the postage-paid
     1-800-542-1160         http://www.votefast.com           envelope provided
--------------------------------------------------------------------------------
                      Vote 24 hours a day, 7 days a week!
         Your telephone or Internet vote must be received by 11:59 p.m.
Eastern Daylight Time on April 20, 2005 to be counted in the final tabulation.

SOUTH JERSEY INDUSTRIES, INC.                           BOARD OF DIRECTORS PROXY
--------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 21, 2005.
The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposal 2.

                                         --------------------------------------
                                         Signature

                                         --------------------------------------
                                         Signature

                                         Date:                           , 2005
                                                -------------------------------

                                         Please sign exactly as name is shown
                                         to the left.  When shares are held by
                                         joint tenants, both should sign.  When
                                         signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such.


                      VOTING INSTRUCTIONS ON REVERSE SIDE

               Proxy must be signed and dated on the reverse side.
        Please fold and detach card at perforation before mailing.
--------------------------------------------------------------------------------
SOUTH JERSEY INDUSTRIES, INC.                                              PROXY
--------------------------------------------------------------------------------
The undersigned shareholder hereby appoints C. Biscieglia and R.H. Walker, Jr., and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Thursday, April 21, 2005, and at any adjournments thereof, as indicated below and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.
1. For the election of three Directors:
     Class I Term expiring in 2008 (01) Charles Biscieglia
                                   (02) Keith S. Campbell
                                   (03) W. Cary Edwards
|_| FOR all nominees listed above. (except as shown to the contrary below)
|_| WITHHOLD AUTHORITY to vote for all nominees listed above.

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name or number on the line below:)

2. To approve a proposal to amend our Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 20,000,000 shares to 60,000,000 shares to among others things permit a stock split.
        |_| FOR     |_|  AGAINST     |_| ABSTAIN
3. To approve an amendment and restatement of our 1997 Stock-Based Compensation Plan to, among other things, increase the number of shares authorized under the plan, extend its term and permit non-employee directors to participate in the plan.
        |_| FOR     |_|  AGAINST     |_| ABSTAIN
4. To ratify the appointment of Deloitte & Touche LLP as auditors for 2005. |_| FOR |_| AGAINST |_| ABSTAIN
5. To transact such other business that may properly come before the meeting.